TIDAL ETF TRUST 485BPOS

Exhibit 99(i)(xxxviii)

December 18, 2023

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated September 26, 2022 regarding the sale of an unlimited number of shares of beneficial interest of the Unlimited HFND Multi-Strategy Return Tracker ETF, a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.